UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

September 10, 2020

Date of Report (Date of earliest event reported)

Axon Enterprise, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16391	86-0741227
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

17800 N. 85th St.

Scottsdale, Arizona 85255

(Address of principal executive offices, including zip code)

(480) 991-0797

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.00001 Par Value	AAXN	The Nasdaq Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

On September 10, 2020, Axon Enterprise, Inc. (the “Company”), purchased a parcel of land located in Scottsdale, Arizona from the Arizona State Land Department at auction, on which the Company intends to construct its new manufacturing and office facility. The purchase price of the land is $49.1 million, plus selling fees, administrative fees, and certain other costs and expenses incurred by the Arizona State Land Department pursuant to the auction, for a total of approximately $50.6 million. Approximately $4.2 million of the purchase price was paid on September 10, 2020, with the balance due within 30 days.

The Company has selected Scottsdale as the location for its next-generation manufacturing facilities and offices. The Company aims to consolidate five locations and bring more automation to future generations of product hardware. The Company requires physical facilities for not only manufacturing, but also hardware R&D, testing laboratories, wireless calibration, quality testing, and a variety of other functions that require physical collaboration. This land investment provides long-term flexibility, optionality and stability for the Company’s physical plant operations, and supports Axon’s growth and expansion plans for the next several decades.

The acquired land is walking distance from Axon’s current headquarters and manufacturing operations, giving the Company flexibility to migrate key manufacturing infrastructure over time, with the benefits of minimal business disruption and operational redundancy.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2020	Axon Enterprise, Inc.

	By:	/s/ JAWAD A. AHSAN
Jawad A. Ahsan
Chief Financial Officer